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                                                                    EXHIBIT 10.6


                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is being executed as of October 5, 1998 (the "Effective Date"), between Green Mountain Energy Resources L.L.C. ("Green Mountain" or the "Employer") and M. David White (the "Employee") (collectively, the "Parties").

     WHEREAS, the Employer desires to employ the Employee on the terms and conditions described herein, and the Employee wishes to be so employed;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions set forth in this Agreement, the Parties hereby agree, effective as of the Effective Date, as follows:

     1. Employment. Employer hereby employs Employee, and Employee hereby accepts employment subject to the terms and conditions set forth below.

         1.1 Term. The employment of the Employee shall commence on the Effective Date and shall continue until December 31, 2003 (the "Term"). Notwithstanding the foregoing, this Agreement shall be subject to termination at any time prior to the expiration of the Term as provided in Sections 4 and 5 hereof.

         1.2 Capacity. Employee is and shall be employed in the capacity of President, Chief Executive Officer, and Chief Financial Officer of Green Mountain and in such capacity, shall have the rights and responsibilities attendant to that of the Chief Executive Officer of a publicly traded company. Employer shall consult with Employee, and Employee will participate in any decisions, with respect to changing Green Mountain's policies, personnel, culture, compensation structure, reporting systems or configuration and alignment of operating divisions; without limiting the generality of the foregoing, all material decisions affecting Green Mountain, other than those not in the ordinary course of business, shall be made by Employee. Employee's duties in such capacity shall be to control, direct and supervise the day-to-day operations of Green Mountain. Employee's exercise of the foregoing duties shall be subject at all times to the oversight and direction of Green Mountain's Management Committee or Board of Directors.

         1.3 Place of Performance. In connection with his employment by the Employer, Employee's principal place of business will be in Dallas, Texas. Duties of Employee to be performed in connection with his employment for Green Mountain that cannot be performed in Dallas, Texas will be performed at the Company's offices in South Burlington, Vermont, and at such other locations as may be reasonably required by the Company, consistent with the duties of Employee as set forth in Section 1.2 above.

     2.  [Reserved]

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     3.  Compensation.

         3.1  Salary, Bonus and Withholding.

              3.1.1 Salary and Bonus. During the Term, as compensation for services rendered by Employee, Green Mountain shall pay Employee a base salary ("Green Mountain Salary") in monthly installments equal to one twelfth (1/12) of the then Annualized Amount (herein defined). Employee may be paid an annual incentive bonus (the "Incentive Bonus") at the absolute discretion of the Management Committee or Board of Directors of Employer.

              3.1.2 Definition of Annualized Amount. As used herein, the term "Annualized Amount" shall mean $155,000. The Annualized Amount may be subject to reduction pursuant to an expenditure control review; provided, however, that Employee must receive written notice of any proposed reduction in the Annualized Amount prior to the effective date of such reduction.

              3.1.3 Withholding for Taxes. Compensation (as herein defined) shall be subject to any and all applicable payroll and withholding deductions required by the law of any jurisdiction, state or federal, with taxing authority with respect to such Compensation.

              3.1.4 Definition of Compensation. The Green Mountain Salary, the Incentive Bonus (if any), the Benefits, and the other perquisites set forth in this Agreement are herein collectively referred to as the "Compensation."

         3.2 Expenses. Green Mountain shall provide Employee an annual expense allowance of up to $50,000 for transportation and housing within Vermont (the "Vermont Allowance"). Green Mountain shall reimburse Employee, in accordance with Green Mountain's standard expense reimbursement policy applicable to senior executives of Green Mountain, for reasonable and necessary expenses incurred by Employee while traveling pursuant to Green Mountain's directions (including, without limitation, air fare, aircraft charter and hotel expenses incurred in connection with travel between the locations specified in Section 1.3) upon presentation of documentation reasonably acceptable to Green Mountain. In connection with such reimbursement, Green Mountain may, but shall not be obligated to, provide Employee with a credit card or cards to be used for paying such expenses. Such card or cards shall be the property of Green Mountain and upon termination of the employment shall be returned to Green Mountain by Employee. Employee shall be responsible for and shall reimburse Green Mountain for any and all payments made by Green Mountain for Employee's personal, non-reimbursable expenses charged on any such card or cards.

         3.3 Other Benefits. During the Term, Employer shall provide the following additional benefits to Employee:

              (a) Health Insurance. Medical, dental and hospitalization insurance for Employee and his family with the same scope and coverage as is provided by Employer to its senior executives.

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              (b)  Term Life Insurance.  Term life insurance upon the life of
Employee in an amount consistent with insurance made available to the senior executives of Employer, including, if applicable, split-dollar insurance policies.

              (c) Disability Insurance. Disability insurance in an amount consistent with insurance made available to the senior executives of Employer.

              (d) Other Benefit Programs. Employee shall be entitled to participate in all other employee benefit programs of Employer which the Management Committee or Board of Directors of Employer may, in its sole discretion, regularly make available to all of its senior executives (such as a stock bonus plan, a retirement plan and other fringe benefits).

              (e) Offices. Employer shall provide reasonable office facilities in Dallas, Texas with secretarial and support services, for the use of Employee. Employee shall also be entitled to an office with secretarial and support services at the principal offices of Green Mountain in Vermont.

              (f)  Vacation.  Employee shall be entitled to a minimum of four
(4) weeks of paid vacation during each calendar year.

              (g) Equity Interest. Employee will have an opportunity to purchase 300,000 Common Units of the Employer (i.e., an equity interest in the Employer equal to 5% of the existing equity interests) pursuant to the Employer's Employee Equity Loan Program. Such interest will be subject to dilution resulting from the sale of additional equity interests in Employer.

              (h) Options. Employer will grant to Employee options to purchase 300,000 Common Units of the Employer (i.e., an equity interest in the Employer equal to 5% of the existing equity interests, (20% of such options to vest immediately and the remaining options to vest 20% per year on each anniversary of the Effective Date). Contemporaneously with the consummation of any additional equity financing by the Employer (other than in connection with the Employer's Employee Unit Purchase Plan and other than any equity financing consummated after the successful completion of an initial public offering of the Employer's equity securities), Employer will grant to Employee additional options to purchase equity interests in the Employer equal to 5% of the additional equity interests issued, such additional options to be at an exercise price equal to the issue price of the equity interests issued.

              (i) Definition of Benefit. The expense allowance and reimbursement of expenses provided for in Section 3.2, the benefits provided for in this Section 3.3 and any other benefits hereafter granted to Employee by the Employer are herein referred to as the "Benefits."

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     4.  Termination of Employment.

         4.1  Termination by the Employer.

              4.1.1 Termination for Cause. Employer may terminate the Employee's employment with Employer "for Cause" by written notice to the Employee specifying the reasons for termination, with the consequences set forth in Section 4.3.1 below. "For Cause," as used in this Agreement, shall mean (a) conviction of a felony involving an act of dishonesty or moral turpitude, (b) material breach by Employee of a provision of this Agreement, or (c) gross negligence or willful malfeasance by Employee in the management of Green Mountain.

              4.1.2 Other Termination. In addition, the Employer shall have the right in its sole discretion to terminate the Employee's employment with Employer for any reason whatsoever, or for no reason, with the consequences set forth in Section 4.3.2 below.

         4.2 Termination by the Employee. The Employee shall have the right to terminate his employment with Employer, with the consequences set forth in
Section 4.3.2 below, by giving written notice to Employer.

         4.3  Severance Benefits.

              4.3.1 Termination by the Employee or by the Employer for Cause. If Employer terminates the Employee's employment with Employer for Cause pursuant to Section 4.1.1 hereof, or if the Employee terminates the Employee's employment with the Employer pursuant to Section 4.2 hereof, the Employee shall have no right to any further compensation, except for (a) any accrued but unpaid portions of the Annualized Amount, and (b) such health benefits as the Employer is required by law to continue to provide for a period of thirty (30) days following termination.

              4.3.2 Termination by the Employer other than For Cause. If the Employer terminates the Employee's employment with the Employer prior to the expiration of the Term for any reason other than pursuant to Section 4.1.1 hereof, the Employee shall be entitled to receive (a) any Compensation or Benefit provided under this Agreement that has accrued up to the termination date, and (b) the Green Mountain Salary and the Benefits specified in clauses 3.3(a), (b), and (c) until the earlier to occur of (i) the expiration of one year following the termination and (ii) the commencement of substantially full-time employment by Employee. Employee agrees to give Employer prompt written notice of any subsequent employment following termination of the Employee's employment pursuant to this Section 4.3.2. In addition, if the Employer terminates the Employee's employment with the Employer prior to the expiration of the Term for any reason other than pursuant to Section 4.1.1 hereof, and if no Wyly family member is serving as the chairman of the management committee, board of directors, or other governing body of the Employer, all options granted pursuant to Section 3.3(h) shall immediately vest and be exercisable.

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              4.3.3  Sole Benefits.  The benefits and payments provided for in this Section 4.3 will be the Employee's only severance benefits.

     5. Termination of this Agreement upon Employee's Death or Permanent Disability. This Agreement shall be deemed terminated in the event of death or permanent and total disability of Employee during the Term.

         5.1 Effect. In such event, Employer shall be obligated to (i) pay to Employee, Employee's guardian, or Employee's estate, as applicable, all Salary earned by Employee through the date of death or the date that Employee is considered permanently and totally disabled, and (ii) grant to Employee all Benefits accrued as of the date of death or the date that Employee is considered to be permanently and totally disabled. Also in such event, the Employer will allow the Employee's spouse and dependent children to continue to participate in the Employer's medical plan on the same basis as such continued participation is provided to spouses and dependent children of other executive employees. In the event such continued participation is not possible for any reason, the Employer will purchase health insurance coverage for the Employee's spouse and dependent children that provides, to the extent practicable, reasonably comparable benefits for a period of 1 year. In no event will the Employer be obligated to provide any medical plan or other health insurance coverage in the event Employee's spouse and dependent children become eligible for medical benefits offered by another employer. Upon the payments of the aforesaid sums by the Employer, all obligations of Employer to Employee hereunder shall be totally and completely satisfied, and Employer shall have no further obligations of any type to Employee pursuant to this Agreement.

         5.2 Definition. Employee shall be considered "permanently and totally disabled" for purposes of this Section 5 in the event he is unable to perform with reasonable continuity his material duties hereunder by reason of any medically determinable physical or mental impairment which has lasted for a continued period of not less than nine (9) months.

     6. Confidentiality. Employer agrees to provide access to, and the Employee acknowledges that his employment under this Agreement may bring the Employee into close contact with, many of the Employer's (which for purposes of this Section 6 and Section 7 shall mean the Employer, its subsidiaries and affiliated companies of each) confidential affairs, including information about costs, profits, business opportunities, key personnel, operational methods, plans for future development, and other business affairs, and other information not readily available to the public. The Employee further acknowledges that the services agreed to under this Agreement are of a special and unique character and that the Employer competes in nearly all of its business activities with other organizations for which the Employee's services and expertise would be valuable. In recognition thereof, the Employee agrees and covenants:

     (a) to keep confidential all information of the Employer which is not publicly known or generally known to persons engaged in businesses similar or related to those of Employer and not to disclose such matters to anyone outside the Employer either while the Employee is employed with the Employer or thereafter, except (i) with the Employer's express prior written authorization, or (ii) pursuant to subpoena, court order or similar judicial process

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about which the Employee has given the Employer notice as soon as practicable upon the Employee's receipt thereof;

     (b) to deliver promptly to the Employer, upon termination of the Employee's employment with the Employer (whether upon expiration of the Term or prior thereto), or at any other time that the Employer may so request, all memoranda, notes, records, reports, and other documents or other repositories of information (all copies thereof) containing any information concerning confidential information, whether prepared by the Employee, the Employer or anyone else;

     (c) not to make, publicly or privately, any disparaging remarks of any nature whatsoever about the Employer or any of its employees, customers or prospect (and the Employer agrees not to make, publicly or privately, any disparaging remarks of any nature whatsoever about the Employee);

     (d) to coordinate with the Employer concerning comments, made publicly or privately (other than to his immediate family), on his employment, except to the extent reasonably required to obtain new employment, provided that all such statements shall in any event be consistent with clause 6(c) hereof; and

     (e) to keep confidential the terms of this Employment Agreement and to disclose this Agreement's terms only to (i) a financial institution considering a loan to Employee, (ii) tax or other governmental authorities, or (iii) counsel, advisors or related parties of Employee who have been advised of the confidentiality provisions of this Agreement.

For purposes of this Section 6 (other than clause (b) of the preceeding sentence), all references to Employer shall include the Employer, any member of the Wyly family or any affiliate of either.

     7. Non-Interference. During the Employee's tenure of employment with the Employer and for one year thereafter, the Employee agrees to refrain from interfering with the employment relationship between the Employer and its other employees by soliciting, directly or indirectly, any such individual to participate in, or be employed by, any business venture other than the Employer. During the Employee's tenure of employment with the Employer and for a period of one year thereafter, the Employee agrees to refrain from soliciting (for himself or for any entity in which the Employee has an interest or by which the Employee is employed) any business in any area or activity in which Employee or such entity competes with Employer from any person who is a current client or customer of the Employer at the termination date of the Employee's employment with the Employer.

     8. Return of Property on Termination. In order to prevent the intentional or unintentional disclosure of Employer's trade secrets by Employee, the Parties agree that on termination of the Employee's employment, all of Employer's property shall be promptly returned to Employer by Employee. Without limiting the generality of the term "Employer's property," Employer and Employee stipulate that for the purposes of this Agreement, that term includes, but is not limited to: all credit cards, sales manuals, leasing manuals, brochures, charts,

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graphs, price lists, customer account lists, prospective mailing lists, and any other written or printed materials, recordings, photographs, films or slides relating to the Employer's business, or any copies or reproductions of the foregoing, and all equipment, hardware, and other property, given by the Employer to the Employee or owned by Employer and in the possession or under the direct or indirect control of Employee.

     9. Notice. Any notice, request, reply, instruction, or other communication provided or permitted in this Agreement must be given in writing and may be served by depositing same in the United States mail in certified or registered form, postage prepaid, addressed to the Party or Parties to be notified with return receipt requested, or by delivering the notice in person to such Party or Parties. Unless actual receipt is required by any provision of this Agreement, notice deposited in the United States mail in the manner herein prescribed shall be effective on dispatch. For purposes of notice, the address of Employee, his spouse, any purported donee or transferee or any administrator, executor or legal representative of Employee or his estate, as the case may be, shall be as follows:

         The address of Employee shall be:

              M. David White
              3800 Potomac
              Dallas, Texas  75205

         with a copy to:

              J. Kenneth Menges, Jr., P.C.
              Akin, Gump, Strauss, Hauer & Feld, L.L.P.
              1700 Pacific Avenue, Suite 4100
              Dallas, Texas  75201-4675

         The address of Employer shall be:

              Green Mountain Energy Resources L.L.C.
              55 Green Mountain Drive
              P.O. Box 2206
              South Burlington, Vermont  05407-2206
              Attention:  General Counsel

         with a copy to:

              Green Mountain Energy Resources L.L.C.
              300 Crescent Court, Suite 1000
              Dallas, Texas  75201
              Attention:  Evan Wyly

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Employer shall have the right from time to time and at any time to change its address and shall have the right to specify as its address any other address by giving at least ten (10) days written notice to Employee. Employee shall have the right from time to time and at any time to change his address and shall have the right to specify as his address any other address by giving at least ten
(10) days written notice to Employer.

     10. Controlling Law. The execution, validity, interpretation and performance of this Agreement shall be determined and governed by the substantive laws of the State of Texas.

     11. Entire Agreement. This Agreement contains the entire agreement of the Parties with respect to the employment of Employee. The Agreement may not be changed orally or by action or inaction, but only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     12. Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all remaining provisions of this Agreement shall remain in full force and effect.

     13. Effect of Agreement, Assignment, Required Assumption. This Agreement shall be binding upon Employee and his heirs, executors, administrators, legal representatives, successors and assigns and the Employer and its successors and assigns. Employee may not assign any rights hereunder without the prior written consent of Employer. Employer may assign its rights and obligations hereunder to any successor entity or transferee carrying on a substantial portion of the business currently carried on by the Employer. Employer shall require any person who is the successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to substantially all of the business or assets of Employer to assume, by a written agreement in form and substance satisfactory to the Employee, all of the obligations of Employer under this Agreement.

     14. Indemnification. Employer shall indemnity, defend and hold Employee harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees incurred by Employee, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which Employee is made or is threatened to be made a party by reason of the fact that Employee is or was an officer, employee or director of any corporation, partnership or other organization which, directly or indirectly, controls or is controlled by Employer, regardless of whether such action or proceeding is one brought by or in the right of Employer. Employer further represents and warrants: (i) that Employee shall be covered and insured up to the maximum limits provided by all insurance which Employer maintains to indemnify its directors and officers; and (ii) that Employer shall maintain such insurance, in not less than its present limits, in effect throughout the term of this Agreement.

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     15.  Relief.  The Employee acknowledges that, because the Employer's legal remedies may be inadequate in the event of a breach of, or other failure to perform, by the Employee any of the agreements set forth in Sections 6, 7, and 8 hereof, the Employer may, in addition to obtaining any other remedy or relief available to it (including without limitation damages at law), enforce the provisions of such Sections by injunction and other equitable relief.

     16. Attorneys' Fees. Employer shall pay in a timely and prompt manner any and all legal fees and expenses incurred by the Employee in connection with negotiation and preparation of this Agreement and from time to time as a result of Employer's contesting the validity or enforceability of the Agreement.

     17. Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

     EXECUTED effective as of the date first above written.

                        EMPLOYER:

                        GREEN MOUNTAIN ENERGY RESOURCES L.L.C.


                        By:   /s/ Evan Wyly
                              -------------------------------------


                        EMPLOYEE:


                        /s/ M. David White
                        -------------------------------------------
                        M. David White

                                       9
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                       AMENDMENT TO EMPLOYMENT AGREEMENT
                       ---------------------------------


          This Amendment to Employment Agreement (the "Amendment") is entered into effective as of June 1, 1999 by and between Green Mountain Energy Resources L.L.C. (the "Employer") and M. David White (the "Employee"). All capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to them in the Employment Agreement dated October 5, 1998, by and between Employer and Employee (the "Employment Agreement").

          WHEREAS, Employer and Employee entered into the Employment Agreement;

          WHEREAS, Employer has granted Employee options to purchase 375,000 Common Units of the Employer prior to the effective date hereof;

          WHEREAS, Employer has undertaken a reorganization and an initial public offering of its securities and Employer and Employee, as an employee and officer of Employer and as a holder of Employer's securities, desire to maximize the likelihood of success and the results of such offering; and

          WHEREAS, Employer and Employee have mutually reviewed the terms of the Employment Agreement and the relationship established thereunder, and have agreed that they wish to continue that relationship under modified terms as provided herein;

          NOW, THEREFORE, in consideration of the agreements and covenants set forth herein and in the Employment Agreement and other good and valuable consideration, Employer and Employee agree as follows:

          1.   Options.  Section 3.3(h) of the Employment Agreement is hereby
               -------
amended to read in its entirety as follows:

               (h)  Options.  Contemporaneously with the consummation of any
                    -------
          equity financing by Employer (other than in connection with Employer's Employee Unit Purchase Plan) that occurs prior to the closing of an initial public offering of Employer's equity securities, Employer will grant to employee additional options to purchase equity interests in Employer equal to 5% of the additional equity interests issued, such additional options to have an exercise price equal to the issue price of the equity interests issued.

          2.   Additional Compensation.  With respect to 1999, Employer will pay
               -----------------------
Employee $10,000 in addition to the compensation otherwise payable pursuant to the

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Employment Agreement.  Such amount shall be paid, subject to withholding of applicable taxes, on or before June 30, 1999.

          3.   Remaining Provisions.  Except as set forth in Sections 1 and 2
               --------------------
hereof, all other terms and conditions of the Employment Agreement shall remain in full force and effect as set forth therein.

          4.   Entire Agreement.  The Employment Agreement, as amended hereby,
               ----------------
constitutes the entire agreement between the parties hereto with respect to the matters covered thereby and supersedes all prior agreements and understandings between the parties.

          5.   Binding Effect.  This Amendment shall be binding upon and inure
               --------------
to the benefit of the parties hereto and their respective successors and permitted assigns.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

                              EMPLOYER:

                              GREEN MOUNTAIN ENERGY
                              RESOURCES L.L.C.



                              By:  /s/ EVAN WYLY
                                 ------------------------------------------
                                       Evan Wyly

                              EMPLOYEE


                                   /s/ M. DAVID WHITE
                              ---------------------------------------------
                                       M. David White


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